Exhibit 10.01
SECOND AMENDMENT TO PROMISSORY NOTE AND PARTNERSHIP AGREEMENT

This Second Amendment to Promissory Note and Partnership Agreement (this “Second Amendment”) is made as of August 10, 2020 by and between Amyris, Inc., a Delaware corporation (the “Company”), and Ginkgo Bioworks, Inc., a Delaware corporation (“Ginkgo”), pursuant to the terms of (i) that certain Promissory Note, dated October 20, 2017 (as amended, the “Note”), issued by the Company to Ginkgo, (ii) that certain Partnership Agreement, dated October 20, 2017 (as amended, the “Partnership Agreement”), by and between the Company and Ginkgo, (iii) that certain Waiver Agreement and Amendment to Promissory Note Issued October 20, 2017, dated September 29, 2019 (the “First Note Amendment”), by and between the Company and Ginkgo, (iv) that certain Waiver Agreement and Amendment, dated March 11, 2020 (the “First Partnership Amendment”), by and between the Company and Ginkgo, and (v) that certain Waiver Agreement, dated May 6, 2020 (the “Waiver”), by and between the Company and Ginkgo. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Note, the Partnership Agreement or the Waiver, as applicable.

RECITALS

A.    Pursuant to Section 2.1(b) of the Note, the Company is required to make monthly interest payments to Ginkgo beginning on November 30, 2017 and continuing on the last day of each month thereafter, through and including the Maturity Date (each, an “Interest Payment”).

B.    Pursuant to Section 4.3(a) of the Partnership Agreement, the Company is required to pay Ginkgo monthly fees beginning on March 31, 2020 and continuing on the last day of each month thereafter, through and including October 31, 2021 (each, a “Partnership Payment”).

C.    The Company and Ginkgo desire to amend the Note, the Partnership Agreement and the Waiver in order to adjust the payment terms of these agreements effective as of May 31, 2020.

D.     Pursuant to Section 10.7 of the Note, any modification to the Partnership Agreement shall only be effective if made in a writing signed by the Company and Ginkgo.

E.    Pursuant to Section 9.4 of the Partnership Agreement, any modification to the Partnership Agreement shall only be effective if made in a writing signed by the Company and Ginkgo.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Note Amendment. Effective May 31, 2020, the following amendments are hereby made to the Note:

a.The definition of “Applicable Rate” in the Note is hereby amended to read as follows:

“Applicable Rate” means (i) from October 20, 2017 to September 30, 2019 (inclusive), a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) ten and one half of one percent (10.5%) per annum; (ii)

from and after October 1, 2019, a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) twelve percent (12%) per annum; and (iii) conditioned upon timely Payment of Interest on September 30, 2020 and December 31, 2020, from and after January 1, 2021, a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) nine percent (9%) per annum.

b.The definition of “Default Rate” in the Note is hereby amended to read as follows:

“Default Rate” (i) from October 20, 2017 to September 30, 2019 (inclusive), a rate equal to the lower of (a) the Highest Lawful Rate; and (b) fifteen and one half of one percent (15.5%) per annum; (ii) from and after October 1, 2019, a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) seventeen percent (17%) per annum; and (iii) conditioned upon timely Payment of Interest on September 30, 2020 and December 31, 2020, from and after January 1, 2021, a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) fourteen percent (14%) per annum.

c.Section 2.1 (b) of the Note is hereby amended to read as follows:

Payment of Interest.
(i)Beginning on November 30, 2017 and continuing on the last day of each month thereafter, through and including February 29, 2019, the Company shall pay monthly payments of interest in the amount of $105,000 (subject to Section 2.1(c), below), or such lower amount as represents payment of interest at a fixed per annum rate equal to the Applicable Rate.
(ii)Between March 31, 2019 and August 10, 2020, the Company shall make one payment of interest in the aggregate amount of $2,756,671 (subject to Section 2.1(c), below).
(iii)On each of September 30, 2020 and December 31, 2020, the Company shall pay interest in the amount of $360,000 (subject to Section 2.1(c), below), or such lower amount as represents payment of interest at a fixed per annum rate equal to the Applicable Rate.
(iv)Beginning on March 31, 2021 and continuing on the last day of each quarter thereafter, through the Maturity Date, the Company shall pay quarterly payments of interest at the Applicable Rate (subject to Section 2.1(c), below).

d.Section 2.1 (c) of the Notes is hereby amended to read as follows:

Default Rate of Interest. Immediately upon the occurrence and during the continuance of an Event of Default, the Company shall pay monthly interest at a fixed per annum rate equal to the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.1(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Holder.

2.    Partnership Agreement Amendment. Effective May 31, 2020, the following amendments are hereby made to the Partnership Agreement:

e.Section 4.3, “Partnership Payments,” is hereby amended so that the first paragraph thereof reads as follows:

(a) Regardless of whether the Parties terminate this Agreement pursuant to Section 5.2 (or for any other reason), the Company shall pay directly to Ginkgo an aggregate of $4,188,610 on or before August 10, 2020, for unpaid Partnership Payments, interest, and any fees accrued through that date. The Parties further agree that the Company shall pay directly to Ginkgo an aggregate of $2,120,625 in quarterly Partnership Payments, beginning on September 30, 2020 and continuing on the last day of each quarter thereafter, through and including September 30, 2022 (“Partnership Payment Term”), with Partnership Payments in the amount of $292,500 through and including December 31, 2020, and of $219,375 thereafter during the Partnership Payment Term provided that, if Amyris does not make timely payment of any Partnership Payment due by December 31, 2020, the quarterly Partnership Payments due beginning January 1, 2021 shall be $292,500; and (iii) an aggregate of $9,750,000 on October 19, 2022 (the “End of Term Payment”); provided that, if Amyris does not prepay the entire Balance of the Note, as amended, by April 19, 2022, the End of Term Payment shall be in the amount of $10,350,00.

3.    Waiver Amendment. Effective May 31, 2020, the following amendments are hereby made to the Waiver:

a.Section 3, “May 2020 Payment,” is hereby deleted, and the payments set forth in Section 3 of the Waiver are replaced by the payments set forth in Sections 1 and 2 of this Second Amendment.

4.    Full Force and Effect. Except as expressly modified by this Second Amendment, the terms of the Note (as amended), the Partnership Agreement (as amended), and the Waiver (as amended) shall remain in full force and effect.

5.    Release. In consideration of the agreements contained in this Second Amendment and other good and valuable consideration, the Company unconditionally and irrevocably releases, waives, and forever discharges Ginkgo, together with its respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys, and attorneys’ consultants (collectively, the “Released Parties”), from (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Company or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Second Amendment; and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Company or any of its affiliates might otherwise have against the Released Parties, or any of them; in either case of (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Second Amendment, whether at law or in equity, whether based upon statute, common law or otherwise, whether matured, contingent or non-contingent, whether direct or indirect, whether known or unknown, whether suspected or unsuspected, which the Company ever had, now has, or may claim to have against, arising out of, based on, asserted in, or in connection with any agreement or event.

6.    Section 1542 Waiver. In consideration of the agreements contained in this Second Amendment and other good and valuable consideration, the Company unconditionally and irrevocably waives any rights it has or may have pursuant to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7.    Attorneys’ Fees. The Company promises to pay to Ginkgo immediately upon receipt of an invoice any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Ginkgo in connection with the Note (as amended), the Partnership Agreement (as amended), and Second Amendment, including, without limitation, with respect to the administration, collection, enforcement, amendment or modification of any of them; and with respect to any waiver, consent, release, termination, litigation, administrative proceeding, arbitration, bankruptcy proceeding, or dispute resolution. Any failure by the Company to make timely payment as set forth in this Section 7 shall render all waivers set forth in this Second Amendment null and void.

8.    Acknowledgement. Ginkgo hereby acknowledges and agrees that the defaults described in the First Note Amendment, the First Partnership Amendment and the Waiver have been cured as of this date.

9.    Integration. This Second Amendment, the Note (as amended), the Partnership Agreement (as amended), and the Waiver (as amended) shall constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

10.    Counterparts. This Second Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Second Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) or other electronic format, and delivery of any signature page by any such method will be deemed to have the same effect as if the original signature page had been delivered to the other party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

AMYRIS, INC.

By: /s/ Han Kieftenbeld
Name: Han Kieftenbeld
Title: Chief Financial Officer

[Signature Page - Second Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

GINKGO BIOWORKS, INC.

By: /s/ Jason Kelly
Name: Jason Kelly
Title: CEO

[Signature Page - Second Amendment]